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EXHIBIT 10.55

SEPARATION AGREEMENT AND
MUTUAL RELEASE OF CLAIMS

David Limp ("Employee") and Liberate Technologies, including its subsidiaries, affiliates, directors, officers, shareholders, agents, and employees, (collectively, "Liberate") agree that Employee's employment will be terminated as of July 31, 2002 (the "Effective Date"). In connection with the end of that employment, Liberate and Employee agree as follows:

        1.    Repayment of Loan Principal and Interest.    Within five business days of the Effective Date, Employee will repay to Liberate the full principal and interest due under the Promissory Note between the parties dated January 3, 2001. Should Employee fail to do so, Liberate may offset such amounts from any payments due under Section 2 below.

        2.    Separation Payments.    Liberate will pay Employee a gross separation payment equal to his salary and on-target bonuses for fiscal year 2002, plus any payments due for accrued vacation and reasonable expenses submitted by the Effective Date and incurred in compliance with Liberate's expense guidelines, less applicable taxes and withholding, within fifteen business days of the Effective Date. Liberate and Employee agree that his termination triggers payment of all unpaid amounts under the Employee Retention Agreement between the parties dated January 9, 2001 and the Amendment to that Agreement dated February 20, 2002, and Liberate will pay such amounts within fifteen days of the Effective Date. Employee is not entitled to and will not seek any other payments or benefits from Liberate.

        3.    Mutual Release of Claims.    Neither party will institute any legal action against the other and each party waives and releases the other from any claims that it had, has, or shall have against the other or against any other persons or entities, other than claims that may arise under the Indemnification Agreement between the parties dated May 19, 1999 or under directors and officers insurance policies naming Employee as a third-party beneficiary. This waiver and release includes, but is not limited to, any claims related to Employee's employment with Liberate or the end of that employment, and any claims under past or present laws, including original and amended versions of Title VII of the Civil Rights Act of 1964; the California Fair Employment and Housing Act; the Worker Adjustment and Retraining Notification Act; the California Constitution; the California Worker's Compensation Act; the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act; the Employee Retirement Income Security Act of 1974; and the National Labor Relations Act.

        4.    Unknown Claims.    The parties understand and acknowledge that they may not currently know of losses or claims or may have underestimated the severity of losses. Part of the consideration provided by this Agreement was given in exchange for the release of such claims. The parties hereby waive any rights or benefits under California Civil Code Section 1542, which provides that:

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with debtor.

        5.    No Admissions.    By entering into this Agreement, neither party is admitting any wrongdoing or any violation of law, right, or contract.

        6.    Non-Disparagement.    Neither Employee nor Liberate will disparage the other party in any way.

        7.    Confidentiality.    Employee will maintain the confidentiality of Liberate's confidential or proprietary information that he learned during the course of his employment.

        8.    Survival.    If an arbitration or court of competent jurisdiction invalidates any part of this Agreement, such provision will be construed to effect to the extent possible the parties' intent, and the remaining portions will remain in force.

        9.    Governing Law / Arbitration.    California law governs this Agreement. The parties waive trial before a judge or jury and agree to arbitrate with the JAMS arbitration service any dispute relating to this agreement or Employee's recruitment, employment, or termination, except for claims relating to worker's compensation benefits, unemployment insurance, or intellectual property rights. The arbitrator's decision will include written findings of fact and law and will be final and binding except to the extent that judicial review of arbitration awards is required by law. The American Arbitration Association's National Rules for the Resolution of Employment Disputes will govern the arbitration, except that the arbitrator will allow discovery authorized by the California Arbitration Act and any additional discovery necessary to vindicate a claim or defense. The arbitrator may award any remedy that would be available from a court of law. The Employee may chose to hold the arbitration either in San Mateo County, California or the county where the Employee worked when the arbitrable dispute first arose. The parties will share the arbitration costs equally (except that Liberate will pay the arbitrator's fee and any other cost unique to arbitration) and will pay their own attorney's fees except as required by law, separate agreement, or award of the arbitrator to the prevailing party in the interests of justice.

        10.    Entire Agreement.    This Agreement constitutes the entire agreement between the parties related to the matters it addresses. The parties may alter or amend this Agreement only through a document signed by Employee and the General Counsel of Liberate. Each of the terms of this Agreement is deemed material, with breach justifying recission and any other remedy available at law or equity.

        11.    Review / Opportunity to Consult.    Employee may take up to three business days to review this Agreement and consult with counsel or other advisers.

EMPLOYEE
Dated:	7/19/02	/s/ DAVID LIMP David Limp
LIBERATE TECHNOLOGIES
Dated:	7/19/02	By:	/s/ KENT WALKER Kent Walker SVP—Corporate & Legal Affairs Liberate Technologies

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  EXHIBIT 10.55
SEPARATION AGREEMENT AND MUTUAL RELEASE OF CLAIMS